TAX ALLOCATION AND INDEMNIFICATION AGREEMENT

        This Tax Allocation and Indemnification Agreement ("Agreement"), dated as of May 16, 1997, is made and entered into by and among Xerox Financial Services, Inc., a Delaware corporation ("Parent"), Talegen Holdings, Inc., a Delaware corporation ("Seller"), Industrial Indemnity Holdings, Inc., a Delaware corporation ("Company"), Fremont General Corporation, a Nevada corporation ("Buyer Parent"), and Fremont Indemnity Company, a California corporation ("Buyer").

        A. Seller and Buyer are parties to a Stock Purchase Agreement dated as of May __, 1997 ("Purchase Agreement"), pursuant to which Buyer will purchase from Seller, and Seller will sell to Buyer, all of the issued and outstanding capital stock of the Company.

        B. The parties hereto wish to provide for indemnification against certain liabilities for Taxes and for payments relating to certain Tax benefits, as set forth herein. The parties also desire to allocate responsibility for the preparation and filing of Tax Returns and the payment of Taxes, and provide for related matters.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Purchase Agreement, the parties hereby agree as follows:

        1. DEFINITIONS. When used herein, the following terms shall have the following meanings:

        "AFFILIATE" -- as defined in the Purchase Agreement.

        "BUYER GROUP" -- Buyer and each other includable corporation that joins with Buyer in filing a consolidated federal Income Tax Return for the applicable Taxable Year, and every other corporation that is, at any time after the Closing Date, a direct or indirect Subsidiary of Buyer or any such includable corporation.

        "CLOSING" -- as defined in the Purchase Agreement.

        "CLOSING DATE" -- as defined in the Purchase Agreement.

        "CODE" -- the Internal Revenue Code of 1986, as amended.

        "COMPANY  FEDERAL  TAX  SETTLEMENT  PAYMENT  SCHEDULE"  -- as defined in
Section 3(d)(i) hereof.

        "COMPANY  PRO  FORMA  ALTERNATIVE  MINIMUM  TAXABLE  INCOME  OR LOSS" --
Company Pro Forma Taxable Income or Loss modified as required under the provisions the Code to determine alternative minimum taxable income.

        "COMPANY PRO FORMA TAXABLE INCOME OR LOSS" -- as defined in Section 3(c)(i) hereof.

        "FEDERAL TAX SETTLEMENT PAYMENT" -- as defined in Section 3(b) hereof.

        "FINAL COMPANY FEDERAL TAX SETTLEMENT PAYMENT SCHEDULE" -- as defined in
Section 3(d)(iii)(B) hereof.

        "FINAL PARENT FEDERAL TAX SETTLEMENT  PAYMENT SCHEDULE" -- as defined in
Section 3(d)(iii)(B) hereof.

        "FINAL DETERMINATION" -- (i) a decision, judgment, decree or other order by the United States Tax Court or any other court of competent jurisdiction, that has become final and unappealable, (ii) a closing agreement under Section 7121 of the Code or a comparable provision of any state, local or foreign tax law that is binding against the Internal Revenue Service or other Taxing Authority, (iii) any other final settlement with the Internal Revenue Service or other Taxing Authority, or (iv) the expiration of an applicable statute of limitations.

        "GAAP FINANCIAL STATEMENTS" -- as defined in the Purchase Agreement.

        "INCOME TAX" -- with respect to any corporation or group of corporations, any and all Taxes based upon or measured by net income, including, but not limited to any alternative or add-on minimum taxes, and any "special estimated tax payment" made pursuant to Section 847 of the Code, imposed by the Internal Revenue Service or any other Taxing Authority, together with interest, penalties and other additions.

        "INCOME TAX RETURN" -- with respect to any corporation or group of corporations, any Tax Return with respect to Income Tax.

        "INDEPENDENT ACCOUNTING FIRM" -- means any "Big Six" accounting firm or its successor, except for the respective independent public accountants of Seller, Buyer or their respective Affiliates or Subsidiaries.

        "INFORMATION RETURN" -- with respect to any corporation or group of corporations, any and all reports, returns, declarations or other filings (other than Tax Returns), including but not limited to federal and state wage reporting, employment, and unemployment Tax returns (e.g., IRS Forms 940, 941, W-2, W-3 and their state and local equivalents) as well as reports of payments made (e.g., IRS Forms 1099 and 1042), that are required under applicable law to be supplied to any Taxing Authority.


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

        "LEESBURG TRAINING FACILITY" -- as defined in Section 7.1(g) of the Purchase Agreement

        "1990 THROUGH 1994 UNCOLLECTIBLE REINSURANCE DEDUCTIONS" -- the net incremental deductions to which Company and its Subsidiaries are entitled for uncollectible reinsurance recoverables for the 1990 through 1994 Taxable Years applying the method for writing off uncollectible reinsurance recoverables agreed to during the 1987 through 1989 Tax audit as set forth in Schedule 5(f) hereto, whether such incremental deductions or the benefits arising from the utilization thereof are secured or realized by the Company and its Subsidiaries during the 1990 through 1994 Taxable Years or in subsequent Taxable Years.

        "OVERDUE RATE" -- the prime rate of interest as reported in the "Money Rates" column of the Wall Street Journal (or the generally prevailing "prime rate" as charged by major New York banks, if a prime rate is not so published in the Wall Street Journal) on the first business day of the month for which interest is computed.

        "PARENT  FEDERAL  TAX  SETTLEMENT  PAYMENT  SCHEDULE"  -- as  defined in
Section 3(d)(ii) of this Agreement.

        "POST-1996 STRADDLE PERIOD" -- the portion of a Straddle Period beginning on January 1, 1997.

        "POST-CLOSING TAXABLE YEAR" -- a Taxable Year that begins after the Closing Date.

        "PRE-1997 STRADDLE PERIOD" -- the portion of a Straddle Period ending on and including December 31, 1996.

        "PRE-CLOSING TAXABLE YEAR" -- a Taxable Year that begins before the Closing Date.

        "PRO FORMA ADJUSTMENTS" -- (i) the "additional deduction" allowable under Section 847(1) of the Code; (ii) the amount includable in gross income under Section 847(5) of the Code; (iii) any income, deduction, gain, or loss attributable to (1) the payment for the leases and transfer of the fee interests in the Leesburg Training Facility pursuant to Section 7.1(g) of the Purchase Agreement; (2) any deferred intercompany transaction (as determined under Reg. ss.ss. 1.1502-13 and -13T) occurring on or prior to Closing that is recognized as a result of the sale of Company stock under the Purchase Agreement, or (3) any excess loss account under Reg. ss. 1.1502-19 that is recognized as a result of the sale of Company stock under the Purchase Agreement; (iv) any employee compensation that Seller is required to pay under the Purchase Agreement; (v) any Ridge Re Premium Expense; and (iv) any 1990 through 1994 Uncollectible Reinsurance Deductions.

        "PURCHASE AGREEMENT" -- as defined in Paragraph A of the Preamble to this Agreement.

        "REG. ss." -- a provision of the Regulations promulgated under the Code.

        "RIDGE RE PREMIUM EXPENSE" -- the Tax deduction for premiums under the "Aggregate Excess of Loss Reinsurance Agreements" entered into as of December 31, 1992 with Ridge Reinsurance Limited, as amended through the date hereof.

        "SAP Financial Statements" -- as defined in the Purchase Agreement.

        "SELLER NOTES" -- the "XFS Promissory Notes" as defined in the Purchase Agreement.

        "STRADDLE PERIOD" -- any Taxable Year of Company or of any of its Subsidiaries that begins before, and ends after, December 31, 1996.

        "SUBSIDIARY" -- as defined in the Purchase Agreement.

        "STUB PERIOD" -- the Taxable Year of Company and its Subsidiaries beginning on January 1, 1997 and ending on and including the Closing Date.

        "TAX" -- all taxes, charges, fees, and levies based upon gross income, gross receipts, premiums, profits, sales, use, value added, transfer, employment or payroll, including, without limitation, any ad valorem, environmental, excise, license, occupation, property, severance, stamp, withholding, or windfall profit tax, any custom duty or other tax, and any Income Tax, together with any interest credit or charge, penalty, addition to tax or additional amount imposed by any Taxing Authority.

        "TAX RETURN" -- with respect to any corporation or group of corporations, all reports, estimates, extension requests, information statements and returns (other than Information Returns) relating to, or required to be filed in connection with, any payment of any Tax.

        "Taxable Year" -- with respect to any Tax of any corporation, or any group of corporations filing a consolidated, combined or unitary return for federal, state, local or foreign Tax purposes, the period for which the Tax is computed.

        "Taxing Authority" -- the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Tax.

        "Xerox Affiliated Group" -- Xerox Corporation and each corporation (an includable corporation) that joins with Parent in filing a consolidated federal Income Tax Return for the applicable Taxable Year.

        "Xerox Group" -- the Xerox Affiliated Group and every other corporation that is, at any time after the Closing Date, a direct or indirect Subsidiary of any member of the Xerox Affiliated Group.

        2.     Filing of Tax Returns; Payment of Taxes.
               (a)    Filing of Tax Returns; Copies of Tax Returns.

                      (i) Federal Income Tax Returns. Parent shall cause to be prepared and filed on a timely basis a consolidated federal Income Tax Return for the Xerox Affiliated Group for the 1996 and 1997 Taxable Years and shall include therein the income, gain, loss, deduction, expense and credits of Company and its Subsidiaries, which items shall be determined on the basis of an interim closing of the books for the portion of the 1997 Taxable Year during which the Company and its Subsidiaries were members of the Xerox Affiliated Group.
                             (A)    A deduction for the Ridge Re Premium Expense
not deducted prior to the 1997 Taxable Year shall be claimed in the consolidated federal Income Tax Return for the Xerox Affiliated Group for the 1997 Taxable Year, provided, however, that if a change in law or regulation prevents such deduction from being claimed in such Income Tax Return but permits Company to claim such deduction, then Company shall claim such deduction in its federal Income Tax Return for the first Taxable Year in which such deduction is allowable to it, and within twenty (20) days after filing such federal Income Tax Return, Company shall pay (or cause to be paid) to Parent an amount equal to the Tax benefit attributable to such deduction. For purposes of the preceding sentence, the amount of such Tax benefit shall be equal to the excess of the amount of Company's federal Income Tax liability for all Taxable Years affected computed without regard to such deduction over the amount of Company's actual federal Income Tax liability for all Taxable Years affected after considering such deduction. Within ten (10) business days after Parent's receipt of any notice from Company or Buyer of a Final Determination that deductions claimed by Company on any Tax Return for any Taxable Year beginning on or after January 1, 1997 or any Post-1996 Straddle Period in respect of the Ridge Re Premium Expense are not allowable, Parent shall repay to Buyer or Company, to the extent of the disallowed deductions, the Tax benefit amount Parent received from the Company.

                             (B)    The amount of the discount under Section 846
of the Code with respect to the unpaid losses, loss adjustment expenses, and salvage and subrogation of Company and its Subsidiaries, as of the Closing Date, shall be determined for the Stub Period according to the interpolation methodology set forth in Schedule 2(a) hereto and by allocating such unpaid losses, loss adjustment expenses, and salvage and subrogation to the lines of business and accident years in accordance with a Seller report provided to Buyer. In determining the amounts and information included in such report, Seller shall apply actuarial methods and assumptions which are consistent with those applied by the Insurance Subsidiaries to estimate their liability for loss and loss adjustment expenses net of reinsurance and retrocessional recoverables and salvage and subrogation as of December 31, 1996 in the SAP Financial Statements, taking into account the loss experience and operations of the Insurance Subsidiaries through the Closing Date.

                      (ii) Tax Returns Other Than Federal Income Tax Returns. Company shall prepare and, subject to Section 2(d)(ii) hereof, shall file (or caused to be filed) on a timely basis all federal, state, local, and foreign Tax Returns that (A) include Company or any of its Subsidiaries, or all of them, for all Pre-Closing Taxable Years but (B) exclude all other members of the Xerox Group.

                      (iii)  Parent Review of Tax Returns Prior to Filing.   At
least fifteen (15) days before each due date for the filing of Tax Returns required to be filed in respect of the Company or its Subsidiaries, or any of them, pursuant to Section 2(a)(ii) hereof, Company shall provide Parent a schedule listing all Tax Returns due as of such date (showing for each such Tax Return the taxpayer, type of Tax, the Taxing Authority, the total amount of Tax shown on the Tax Return, and the amount of Tax due or overpaid). The Company shall, within two (2) business days after Parent's request, provide to Parent a copy of any listed Tax Return. Within ten (10) business days after each due date for the filing of any Tax Return required to be filed pursuant to Section 2(a)(ii) hereof, Company shall provide to Parent a statement signed by Company's Chief Financial Officer affirming that, except as otherwise disclosed in detail in such affirmation statement -- (A) all Tax Returns required to be filed as of such date were included on the respective schedule of Tax Returns provided to Parent pursuant to this Section 2(a)(iii), (B) each Tax Return copy provided to Parent is an exact copy of the Tax Return as filed with the Taxing Authority, and (C) each Tax Return for which no copy was provided to Parent reported the same amounts of total Tax and Tax due or overpaid as shown on the schedule for such Tax Return.

               (b) Extensions Taken Into Account. For purposes of this Section 2, any Tax Return shall be considered to have been filed on a timely basis if it is filed on or before the due date for such filing, and the due date for filing any Tax Return shall take into account all valid extensions.

               (c)    Filing Information; Closing of Taxable Years.

                      (i) Filing Information. Pursuant to Section 9(a)(i) hereof, Company shall (and shall cause its Subsidiaries, or any of them, to) submit to Parent in a timely fashion in accordance with past practice all filing information necessary for the preparation and filing of the Income Tax Returns for the 1996 Taxable Year and the Stub Period other than those Tax Returns that are the responsibility of Company under Section 2(a)(ii) hereof, provided that the filing information for the federal Income Tax Returns referred to in Section 2(a)(i) hereof shall be submitted to Parent no later than July 15, 1997 for the 1996 Taxable Year and no later than July 15, 1998 for the Stub Period.

                      (ii) Closing of Taxable Years. Unless prohibited by applicable law, for state, local and foreign Income Tax purposes, the Taxable Year of Company and those of its Subsidiaries that (A) are members of the Xerox Affiliated Group or (B) are included in any state, local or foreign consolidated, combined or unitary Income Tax Return with one or more members of the Xerox Affiliated Group shall end on and include the Closing Date, and Company and its Subsidiaries shall begin a new Taxable Year on the day after the Closing Date. All Tax Returns referred to in Section 2(a) hereof shall be prepared and filed consistent with this Section 2(c)(ii).

               (d)    Consistent Preparation.

                      (i) Preparation of Tax Returns. Company shall prepare (or cause to be prepared) all Tax Returns required to be prepared pursuant to
Section 2(a)(ii) hereof and all information required to be submitted to Parent pursuant to Section 2(c)(i) hereof, using the methods used in reporting items of income, gain, loss, deduction, expense and credit of Company and its Subsidiaries, as reflected on Tax Returns filed prior to the date hereof, taking into account any adjustments resulting from any audit or other examination of such Tax Returns and applicable law as then in effect.

                      (ii) Disputes Over Treatment of Items. In the event that Parent disputes any item shown on any Tax Return prepared (or caused to be prepared) by Company pursuant to Section 2(a)(ii) hereof, neither Company nor any of its Subsidiaries shall file such Tax Return except as in accordance with the provisions of this Section 2(d)(ii). If Parent and Company are unable to resolve such dispute between themselves no later than ten (10) business days before the due date of such Tax Return, then they shall jointly retain an Independent Accounting Firm to resolve such dispute, and they shall each take all reasonable and appropriate steps necessary to assist the Independent Accounting Firm in resolving such dispute prior to such due date; provided, however, that the filing of such Tax Return shall not be delayed beyond its due date. If for any reason such dispute is not resolved by the Tax Return due date, the Tax Return shall be filed as though the Parent prevailed in the dispute and shall be amended, if necessary, after the dispute is resolved by the Independent Accounting Firm. The fees of the Independent Accounting Firm shall be borne equally by the parties. The resolution of the Independent Accounting Firm under this Section 2(d)(ii) shall be binding on both Parent and Company.

        3.  Payment of Taxes and Federal Tax Settlement Payment.

               (a)    Payment of Taxes.

                      (i) Parent shall pay (or cause to be paid) to the appropriate Taxing Authority all Income Taxes shown to be due and payable on Income Tax Returns that it is responsible for filing pursuant to Sections 2(a)(i).

                      (ii) Company shall pay (or cause to be paid) to the appropriate Taxing Authority all Taxes shown to be due on all state, local, foreign and other federal Tax Returns that it is responsible for filing pursuant to Section 2(a)(ii) hereof.

               (b) Liability for Federal Tax Settlement Payments. Federal Tax settlement payments shall be computed and made for the 1996 Taxable Year and the Stub Period (the "Federal Tax Settlement Payments") in accordance with the terms of this Agreement. There shall be no Tax settlement payments during and attributable to the 1996 Taxable Year and the Stub Period other than the Federal Tax Settlement Payments determined under this Agreement and any Tax settlement payments made prior to the date of this Agreement; provided, however, that if a Tax settlement payment must be made prior to the Closing Date under another agreement between the Company or any of its Subsidiaries, on the one hand, and Seller or any of its Subsidiaries (other than the Company and its Subsidiaries), on the other hand, then the required payment shall be made under such other agreement. Appropriate credit shall be given in making Federal Tax Settlement Payments hereunder for any Tax settlement payments, under any agreement other than this Agreement, made prior to the Closing Date relating to either the 1996 Taxable Year or the Stub Period (including repayments of any prior Tax settlement payments for the 1996 Taxable Year or the Stub Period in excess of the required Federal Tax Settlement Payments hereunder).

               (c)    Amount of the Federal Tax Settlement Payments.

                      (i)    Company Pro Forma Taxable Income or Loss.   For
purposes of determining the amount of the Federal Tax Settlement Payments due under Section 3(b) for the 1996 Taxable Year and the Stub Period, the income or loss of Company and its Subsidiaries shall be adjusted by excluding therefrom the Pro Forma Adjustments and shall be determined on a pro forma basis as if Company and its eligible Subsidiaries filed a consolidated federal Income Tax Return separate from the Xerox Affiliated Group ("Company Pro Forma Taxable Income or Loss").

                      (ii) Amount of Federal Tax Settlement Payments.

                             (A)    Where the calculation of either Company Pro
Forma Taxable Income or Loss or Company Pro Forma Alternative Minimum Taxable Income or Loss

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

results in income for Company and Its Subsidiaries for a Taxable Year, Company shall make a Federal Tax Settlement Payment to Parent, in accordance with
Section 3(e), which is equal to greater of (I) the amount determined by multiplying Company Pro Forma Taxable Income or Loss for such Taxable Year by the maximum corporate Income Tax rate applicable under the Code for such Taxable Year to ordinary income or loss and capital gain or loss, as the case may be, and (II) the amount determined by multiplying Company Pro Forma Alternative Minimum Taxable Income or Loss for such Taxable Year by the maximum alternative minimum Tax rate applicable under the Code for such Taxable Year.

                             (B)    Where the calculation of both Company Pro
Forma Taxable Income or Loss and Company Pro Forma Alternative Minimum Taxable Income or Loss result in losses for Company And Its Subsidiaries for a Taxable Year, Parent shall make a Federal Tax Settlement Payment to Company, in accordance with Section 3(e), equal to the Tax benefit actually realized by the Xerox Affiliated Group from such loss. Such Tax benefit shall be calculated as the difference in Tax liability resulting when such loss is included in the calculation of the Xerox Affiliated Group Tax liability for the Taxable Year and excluded from the calculation of the Xerox Affiliated Group Tax liability for the Taxable Year.

               (d)    Federal Tax Settlement Payment Reporting

                      (i) Company Federal Tax Payment Schedules. Not later than July 15, 1997, Company shall deliver to Parent a schedule showing the amount of Company Pro Forma Taxable Income or Loss and the amount of Company Pro Forma Alternative Minimum Taxable Income or Loss for the 1996 Taxable Year and, if either amount is positive, such schedule shall show the Federal Tax Settlement Payment for the 1996 Taxable Year. Not later than sixty (60) days after the Closing Date, Company shall deliver to Parent a schedule showing the amount of Company Pro Forma Taxable Income or Loss and the amount of Company Pro Forma Alternative Minimum Taxable Income or Loss for the Stub Period and, if either amount is positive, the Federal Tax Settlement Payment for the Stub Period. Each such schedule (a "Company Federal Tax Settlement Payment Schedule") shall be based on the Tax Return filing information provided pursuant to Section 2(c)(i) (to the extent available) and shall include all supporting workpapers and a brief explanation of the basis on which Company Pro Forma Taxable Income or Loss and Company Pro Forma Alternative Minimum Taxable Income or Loss were computed. Except as otherwise expressly provided in this Agreement, the amount of Company Pro Forma Taxable Income or Loss and Company Pro Forma Alternative Minimum Taxable Income or Loss shall be determined, for all purposes of this Agreement, in conformity with the information provided in Section 2(c)(i) hereof.

                      (ii) Parent Federal Tax Settlement Payment Schedule. Within thirty (30) days after Parent receives a Company Federal Tax Settlement Payment Schedule for a Taxable Year that reflects losses in the computations of both Company Pro Forma Taxable

                                       9


Income or Loss and Company Pro Forma Alternative Minimum Taxable Income or Loss, Parent shall deliver to Company a revised schedule (a "Parent Federal Tax Settlement Payment Schedule") showing the amount of the Federal Tax Settlement Payment for the Taxable Year, taking into account any Tax benefit actually realized by the Xerox Affiliated Group from such losses.

                      (iii) Preliminary and Final Federal Tax Settlement Payment Schedules.
                             (A)   To the extent that any Federal Tax Settlement
Payment cannot be determined with finality due to a lack of information and/or the fact that the Xerox Affiliated Group's consolidated federal Income Tax Return will not have been filed, Company or Parent, as the case may be, shall estimate the amount of the Federal Tax Settlement Payment as nearly as possible and shall timely deliver either the Company Federal Tax Settlement Payment Schedule or the Parent Federal Tax Settlement Payment Schedule, as the case may be, indicating the amount of the Federal Tax Settlement Payment estimated in accordance with this Section 3(d)(iii)(A). In the case of a Company estimate, Company shall cause its independent public accountant to certify to the Parent that each such Company Federal Tax Settlement Payment Schedule provides a reasonable estimate of the amount of Company Pro Forma Taxable Income or Loss and the amount of Company Pro Forma Alternative Minimum Taxable Income or Loss for the applicable Taxable Year determined in conformity with Section 2(c)(i) hereof. In the case of a Parent estimate, Parent shall cause its independent public accountant to certify to Buyer that each such Parent Federal Tax Settlement Payment Schedule provides a reasonable estimate of the Federal Tax Settlement Payment determined in conformity with Section 2(c)(i) hereof..

                             (B)    If  a Company Federal Tax Settlement Payment
Schedule provided for a Taxable Year in accordance with Section 3(d)(i) is based on an estimate or is due on a date that is earlier than thirty (30) days after the Closing Date, the Company shall prepare and provide a final schedule (a "Final Company Federal Tax Settlement Payment Schedule") for such year in accordance with the following deadlines: for the 1996 Taxable Year no later than sixty days after the Closing Date, and for the Stub Period no later than July 15, 1998. If a Parent Federal Tax Settlement Payment Schedule provided for a Taxable Year in accordance with Section 3(d)(ii) is based on an estimate or on a Company Federal Tax Settlement Payment Schedule due on a date that is earlier than thirty (30) days after the Closing Date, the Parent shall prepare and provide a final schedule (a "Final Parent Federal Tax Settlement Payment
Schedule") for such year in accordance with the following deadlines: for the 1996 Taxable Year no later than ninety (90) days after the Closing Date and for the Stub Period no later than October 15, 1998. Notwithstanding the provisions of Section 3(d)(i) requiring the amount of Company Pro Forma Taxable Income or Loss and Company Pro Forma Alternative Minimum Taxable Income or Loss to be determined in conformity with the information provided in Section 2(c)(i) hereof, where the Company Federal Tax Settlement Payment Schedule is due on a date that is earlier than thirty (30) days after the Closing Date, the Company shall have the right in preparing


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

the Final Company Federal Tax Settlement Payment Schedule to change the treatment of an item previously reflected in the Company Federal Tax Settlement Payment Schedule on the ground that such change is necessary in order to conform the treatment of the item to the method used in reporting such item as reflected on Tax Returns filed prior to the date hereof, taking into account any adjustments resulting from any audit or examination for such Tax Returns and applicable law. In such event, Parent shall have the right pursuant to Section 3(d)(iv) hereof to dispute the Company's change in treatment of any item. (iv) Disputes. Within fifteen (15) days after receiving a Company Federal Tax Settlement Payment Schedule or a Final Company Federal Tax Settlement Payment Schedule, Parent will notify Company of any disagreement with any element of Company Pro Forma Taxable Income or Loss or Company Pro Forma Alternative Minimum Taxable Income or Loss, or both, reflected therein. Within fifteen (15) days after receiving a Parent Federal Tax Settlement Payment Schedule or a Final Parent Federal Tax Settlement Payment Schedule, Company will notify Parent of any disagreement with the Tax benefit calculation reflected thereon. Company and Parent will promptly attempt to resolve any such disagreement. If Company and Parent are unable to resolve any such disagreement within forty-five (45) days after receipt of such notice, then the issues remaining unresolved with respect to the amount of Company Pro Forma Taxable Income or Loss or Company Pro Forma Alternative Minimum Taxable Income or Loss, or both, or with respect to the Parent Federal Tax Settlement Payment Schedule or a Final Parent Federal Tax Settlement Payment Schedule, or both, shall be resolved as follows:

                             (A)    Company and Parent shall jointly retain an
Independent Accounting Firm and, within fifteen (15) days following retention of the Independent Accounting Firm, Company and Parent shall present or cause to be presented to the Independent Accounting Firm the issue or issues that must be resolved.

                             (B)    Company and Parent shall encourage the
Independent Accounting Firm to render its decision as soon as is reasonably practicable, including, without limitation, prompt compliance with all reasonable requests by the Independent Accounting Firm for information, papers, books, records and the like. All decisions of the Independent Accounting Firm with respect to the issues presented by the parties shall be final and binding on the parties hereto.

                             (C)    The fees of  such Independent Accounting
Firm shall be borne equally by the parties.

                             (D)    Within thirty (30) days after a disputed
Federal Tax Settlement Payment is agreed to by Company and Parent or determined by the Independent Accounting Firm, Company or Parent, as the case may be, shall pay to Parent or Company, as the case may be, the amount of the Federal Tax Settlement Payment for the Taxable Year less any

Federal Tax Settlement Payment amount previously paid in respect of such Taxable Year.

               (e)    Timing of Federal Tax Settlement Payments.

                      (i) Payment by Company. Any Federal Tax Settlement Payment due from Company to Parent shall be due and payable to Parent as of the date the Company Federal Tax Settlement Payment Schedule or the Final Company Federal Tax Settlement Payment Schedule, as the case may be, is required to be delivered to the Parent in accordance with this Agreement, except to the extent that a dispute with respect to any such Company Federal Tax Settlement Payment Schedule or such Final Company Federal Tax Settlement Payment Schedule has occurred and is continuing under Section 3(d)(iv) hereof. If such a dispute has occurred, then the Federal Tax Settlement Payment shall become payable as provided in Section 3(d)(iv)(D) hereof.

                      (ii) Payment by Parent. Any Federal Tax Settlement Payment due from Parent to Company shall be due to Company as of the date the Parent Federal Tax Settlement Payment Schedule or the Final Parent Federal Tax Settlement Payment Schedule, as the case may be, is required to be delivered to Company in accordance with this Agreement, except to the extent that a dispute with respect to any such Parent Federal Tax Settlement Payment Schedule or such Final Parent Federal Tax Settlement Payment Schedule has occurred and is continuing under Section 3(d)(iv) hereof. If such a dispute has occurred, then the Federal Tax Settlement Payment shall become payable as provided in Section 3(d)(iv)(D) hereof.

                      (iii) Interest on Additional Federal Tax Settlement Payments. Any additional Federal Tax Settlement Payment arising from adjustments shown on a Company Federal Tax Settlement Payment Schedule, a Final Company Federal Tax Settlement Payment Schedule, a Parent Federal Tax Settlement Payment Schedule, or a Final Parent Federal Tax Settlement Payment Schedule, as the case may be, including adjustments arising from any dispute, shall include interest from the due date of the Company Federal Tax Settlement Payment Schedule as provided in Section 3(d)(i) hereof, or the due date of the Parent Federal Tax Settlement Payment Schedule as provided in Section 3(d)(ii), as the case may be, computed at the Overdue Rate.

        4.  Information Returns.

               (a) Preparation of Information Returns. Parent shall prepare and file (or cause to be prepared and filed) all Information Returns which are required under applicable law to be filed by Parent or Seller in respect of the Company and its Subsidiaries, provided, however, that Company shall provide to Parent any and all information necessary or useful for the filing of such Information Returns in an accurate and timely manner. Company shall prepare and file (or cause to be prepared and filed), in a manner consistent with the prior practices of Company and its Subsidiaries, as applicable, all Information Returns required to be filed by Company and its Subsidiaries, or any of them.

               (b) Extensions Taken Into Account. For purposes of this Section 4, any Information Return shall be considered to have been filed on a timely basis if it is filed on or before the due date for such filing, and the due date for filing any Information Return shall take into account all valid extensions.

               (c) Payment of Charges and Fees; Indemnification. Any party required to file any Information Return pursuant to this Section 4 shall pay any related fees or charges (including any such fees or charges that shall thereafter become due and payable with respect to such Information Returns due to a Final Determination) and shall indemnify and hold the other party harmless against any related interest and penalties, as well as any such fees or charges which are assessed against such party as the result of a failure by the party responsible for such filing to file any Information Return in a timely and accurate manner.

        5.     Indemnification Relating to Taxes; Payment of Refunds; Other
Payments.

               (a) Indemnification by Parent. Parent shall indemnify Buyer against, and hold it harmless (on an after-tax basis) from:

                      (i) all liability for Taxes with respect to Company and its Subsidiaries assessed after the Closing Date for all Pre-Closing Taxable Years ending on or before December 31, 1996 and any Pre-1997 Straddle Period, except

                              (A) to the extent of an amount equal to the Taxes
accrued in the GAAP Financial Statements as of December 31, 1996 of the Company and its Subsidiaries, as reduced by an amount equal to any federal Income Taxes accrued in such financial statements up to the amount of any Federal Tax Settlement Payments that the Company ultimately is required to make in respect of the 1996 Taxable Year pursuant to Section 3(c)(ii)(A), and

                              (B) to the extent that any such Tax is
attributable to an adjustment that results in an increase in the taxable income of Company or its Subsidiaries for any Pre-Closing Taxable Years ending on or before December 31, 1996 or any Pre-1997 Straddle Period and a related decrease in the taxable income of Company or its Subsidiaries in a Post-Closing Taxable Year beginning on or after January 1, 1997 or any Post-1996 Straddle Period; and

                      (ii) all liability for Taxes of any other member of the Xerox Affiliated Group pursuant to any provision of joint and several liability including, without limitation, Reg ss. 1.1502-6 and any corresponding provisions of state, local or foreign law.

                      (iii) liability for federal Income Taxes with respect to Company and its Subsidiaries assessed after the Closing Date for the Stub Period, but only to the extent such liability is attributable to an adjustment of an item of income or deduction included in the Pro Forma Adjustments which adjustment does not result in a decrease in the taxable income of Company or its Subsidiaries in a Post-Closing Taxable Year.

               Notwithstanding anything in the foregoing that might otherwise be read to the contrary, it is hereby understood and agreed that Parent shall have no liability to indemnify Buyer against, or hold it harmless from: any Federal Tax Settlement Payment the Company is required to make to Parent pursuant to
Section 3(c)(ii)(A), or any Tax the Company is required to pay (or cause to be paid) pursuant to Section 3(a)(ii) hereof to the extent that such Tax does not exceed an amount equal to the Taxes accrued in the GAAP Financial Statements as of December 31, 1996 of the Company and its Subsidiaries, as reduced by an amount equal to any federal Income Taxes accrued in such financial statements up to the amount of any Federal Tax Settlement Payments that the Company ultimately is required to make in respect of the 1996 Taxable Year pursuant to Section 3(c)(ii)(A).

               (b) Obligation of the Buyer and Company to Indemnify. Buyer and Company shall indemnify (on an after tax basis) the Parent and Seller against all liability for Taxes with respect to Company and its Subsidiaries for which the Parent is not required to indemnify the Buyer pursuant to Section 5(a) hereof.

               (c) Tax Obligations for Straddle Periods. Taxes relating to the Company and its Subsidiaries for any Straddle Period shall be the joint responsibility of Buyer and Company, on the one hand, and Parent and Seller, on the other hand, and shall be apportioned (based on an interim closing of the books) between the Pre-1997 Straddle Period and the Post-1996 Straddle Period in a fair and equitable manner consistent with past accounting practices as properly adjusted to reflect applicable Tax principles, or in the case of real, personal, and intangible property taxes or any similar Tax, in accordance with the principles of Section 164(d) of the Code.

               (d)    Notice and Payment of Indemnified Amounts.

                      (i) Duty to Notify. Buyer shall notify Parent of any Taxes paid or incurred by Buyer, Company or its Subsidiaries which are subject to indemnification by Parent under Section 5(a) hereof. Parent shall notify Buyer of any Taxes paid or incurred by Parent or any other member of the Xerox Group which are subject to indemnification by Buyer and Company under Section 5(b) hereof.

                      (ii) Explanation of Claim. Any notice contemplated by this Section

  5(d)  shall  include  a  detailed  calculation   (including,   if
applicable, separate allocations of such Taxes between Pre-1997 and Post-1996 Straddle Periods and supporting work papers) and a brief explanation of the basis for such indemnification.

                      (iii) Time for Payment. Within twenty (20) days after the receipt of a notice described in this Section 5(d), the notified party shall pay to the notifying party the amount requested in such notice, but only to the extent that the notified party agrees with such request. To the extent that the notified party disagrees with such request, it shall, within the applicable twenty (20) day period, so notify the notifying party. If the parties are unable to settle such disagreement between themselves no later than fifteen (15) days after notice of the disagreement in accordance with this Section 5(d), then they shall jointly retain an Independent Accounting Firm to resolve such dispute. The fees of the Independent Accounting Firm shall be borne equally by the parties. The resolution of the Independent Accounting Firm under this Section 5(d)(iii) shall be binding on Parent on the one hand and Buyer and Company on the other hand. Within ten (10) days after resolution of such dispute, Buyer or Company on the one hand or Parent on the other hand, as the case may be, shall pay to Parent on the one hand, or Buyer or Company on the other hand, as the case may be, the amount determined by such Independent Accounting Firm to be due pursuant to this Section 5 (d) together with interest at the Overdue Rate from the date the payment was originally due.

               (e) Parent's Right to Pursue and Retain Refunds. Parent and Seller shall have the right to pursue and shall be entitled to retain, or to receive prompt payment from Buyer, Company or its Subsidiaries to the extent secured by any of them, any overpayment, refund or credit of Taxes (including, without limitation, refunds and credits arising by reason of Tax Returns as originally filed or amended Tax Returns) relating to Company and its Subsidiaries for any and all Pre-Closing Taxable Years ending on or before December 31, 1996 or any Pre-1997 Straddle Period, including without limitation any refunds in respect of the 1990 through 1994 Uncollectible Reinsurance Deductions; provided, however, that such right shall not extend to any overpayment, refund, or credit of Taxes (other than with respect to the 1990 through 1994 Uncollectible Reinsurance Deductions) accrued as a receivable in the GAAP Financial Statements as of December 31, 1996 of the Company and its Subsidiaries. Buyer (or Company and its Subsidiaries) shall have the right to pursue and shall be entitled to retain, or to receive prompt payment from Parent or Seller to the extent secured by them, any overpayment, refund or credit of Taxes relating to Company and its Subsidiaries to which Parent and Seller are not entitled pursuant to the preceding sentence. If Buyer (or any of its Subsidiaries) or Parent (or any of its Subsidiaries) receives a Tax refund to which the other party is entitled pursuant to this Agreement, the Buyer or Parent, as the case may be, shall pay or cause the recipient to pay the amount of such refund (including any interest received thereon) to such other party within ten (10) days after receipt thereof. Within ninety (90) days after the end of each Taxable Year following the Closing Date, Buyer and Parent shall have their respective Chief Financial Officers tender to the other party a statement showing the aggregate amount of all Tax refunds received to which Parent (or any of its Subsidiaries) or Buyer (or any of its Subsidiaries) is entitled.

               (f) Other Payments. Any Tax benefit realized by the Buyer Group (or any member thereof) for any Post-Closing Taxable Year with respect to the 1990 through 1994 Uncollectible Reinsurance Deductions shall be paid to the Parent in accordance with the terms hereof whether such Tax benefit results from
(i) an originally filed or amended Tax Return of the Buyer Group (or any member thereof), (ii) an audit or other examination of, or claim for refund or amended Tax Return with respect to, any Tax Return of (or including) any member of the Xerox Group for any Pre-Closing Taxable Year or Pre-1997 Straddle Period, or
(iii) otherwise. A deduction or deductions for the 1990 through 1994 Uncollectible Reinsurance Deductions not allowed as deductions for any Pre-Closing Taxable Year or Pre-1997 Straddle Period shall be claimed by the Company and its Subsidiaries in the federal Income Tax Return(s) for the first Taxable Year(s) in which such deduction(s) become allowable to Company or its Subsidiaries, and within twenty (20) days after the filing of a Tax Return in which such deductions are claimed, Buyer shall pay (or cause to be paid) to Parent an amount equal to the Tax benefit attributable to such deductions. For purposes of this provision, the amount of such Tax benefit shall be equal to the excess of the amount of the federal Income Tax liability of the Buyer Group (or any member thereof, as the case may be) for all Taxable Years affected computed without regard to the 1990 through 1994 Uncollectible Reinsurance Deductions over the amount of the actual federal Income Tax liability of the Buyer Group (or any member thereof, as the case may be) for all Taxable Years affected after considering the 1990 through 1994 Uncollectible Reinsurance Deductions. Within ten (10) business days after Parent's receipt of any notice from Company or Buyer of a Final Determination that deductions claimed by Company on any Tax Return for any Taxable Year beginning on or after January 1, 1997 or any Post-1996 Straddle Period in respect of the 1990 through 1994 Uncollectible Reinsurance Deductions are not allowable, Parent shall repay to Buyer or Company, to the extent of the disallowed deductions, the Tax benefit amount Parent received from the Company.

               (g) Changes Concerning Timing Differences Only. If, as a result of the filing of an amended return or any Final Determination, there is any change after the Closing Date in an item of income, gain, loss, deduction or credit that results in an increase in a liability for Taxes for which Buyer would otherwise be liable pursuant to this Agreement, and such change results in a decrease in the liability for Taxes of Parent for any Pre-Closing Taxable Year ending on or before December 31, 1996 or any Pre-1997 Straddle Period (other than by reason of a carryback of losses, deductions or credits), Buyer shall not be liable pursuant to this Agreement with respect to such increase to the extent of such decrease. In no event shall any decrease in the liability for Taxes of Parent for any Pre-Closing Taxable Year ending on or before December 31, 1996 or any Pre-1997 Straddle Period attributable to the 1990 through 1994 Uncollectible Reinsurance Deductions be treated as an item subject to the provisions of this
Section 5(g).

        6.     Capital Loss, Net Operating Loss, and Credit Carrybacks.

               (a)    Payments With Respect to Refund Claims.

                      (i) Filing of Claim for Refund; Payment of Tax Benefit. If Company or any of its Subsidiaries realizes a capital loss or a credit in a Post-Closing Taxable Year that is required, after application of paragraph (b), below, to be carried back to a Taxable Year of the Xerox Affiliated Group (or any member thereof), Parent shall promptly file (or shall cause promptly to be filed) a claim for refund and shall pay (or cause to be paid) to Company the full amount of any Tax benefit, net of any Tax due by the Xerox Affiliated Group on account of such refund, within twenty (20) days of the date such Tax benefit is realized. For purposes of this Section 6(a), the Tax benefit in any Taxable Year shall be equal to the excess of (A) the Tax liability of the Xerox Affiliated Group for such Taxable Year, computed without regard to the capital loss or credit referred to above, over (B) the actual Tax liability of the Xerox Affiliated Group for such Taxable Year after considering such capital loss or credit.

                      (ii) Repayment of Tax Benefit. If Parent has paid an amount in respect of any refund pursuant to Section 6(a)(i) hereof, that amount shall be repaid to Parent (with interest at the Overdue Rate from the original date of payment until the date repaid to Parent) within twenty (20) days after demand therefor by Parent (A) to the extent that the Xerox Affiliated Group subsequently realizes capital losses, credits, or net operating losses that could have been carried back but for the carryback of capital losses or credits of the Buyer Group (or its members) pursuant to this Section 6(a) or (B) to the extent that the Tax benefit to the Xerox Affiliated Group is subsequently reduced pursuant to a Final Determination.

               (b) Election to Forgo Carrybacks of Losses, Etc. Company and its Subsidiaries shall elect, where permitted by law, to carry forward any net operating loss, net capital loss, credit or other item arising after the Closing Date that would, absent such election, be carried back to a Pre-Closing Taxable Year of Company or any of its Subsidiaries that file a consolidated, combined, or unitary Tax Return with any member of the Xerox Affiliated Group. Buyer and Seller agree that neither Xerox, Parent or Seller shall make any election pursuant to Reg. ss. 1.1502-20(g) to reattribute to itself any net operating loss or net capital loss carryover of the Company or any of its Subsidiaries unless Buyer and Seller otherwise agree.

        7.     Payments.

               (a) Time and Manner of Payments. All payments made pursuant to Sections 3, 4, 5 or 6 hereof shall be made in immediately available funds. Except as otherwise provided herein, any payment not made when due hereunder shall bear interest at the Overdue Rate from the due date until the date of actual payment. In the absence of a specified date, a payment shall be due twenty (20) days after the later of (i) the date on which the notifying party actually realizes the expense, by incurring an economic detriment, with respect to which such notice relates, or (ii) the date such notice is delivered.

               (b) Nature of Payments. Any payment (other than interest on a payment) owing to the Buyer pursuant to this Agreement shall be made to Company and treated by all parties for all purposes as a payment to the Buyer made as a reduction of purchase price for Company's stock followed by a contribution to Company's capital by the Buyer. Any payment (other than interest on a payment) owing to the Parent (or any member of the Xerox Group) shall be made to Parent and treated by all parties for all purposes as a net adjustment to the purchase price for Company's stock. Any liability or obligation with respect to such payment shall be extinguished through payment to Company or Parent respectively.

               (c) Deferral of Payments Until Closing. Notwithstanding anything else to the contrary in this Agreement, any payment otherwise due hereunder prior to the Closing Date shall become payable within thirty (30) days after the Closing Date, and any such deferred payments shall bear interest at the Overdue Rate from the date such payments would have been due under this Agreement absent the provisions of this Section 7(c) through the date of actual payment.

        8.     Audits and Other Contests.

               (a) Notice of Audits or Assessments. Buyer (and any member of the Buyer Group) shall promptly notify Parent, and Parent shall promptly notify Buyer, in writing within ten (10) business days from the receipt of notice of any pending or threatened Tax audits or assessments of Company or its Subsidiaries for any Pre-Closing Taxable Year.

               (b) Federal Income Taxes. Parent shall have the sole right to represent the interests of Company and its Subsidiaries and settle all issues, and to employ counsel of its choice at its expense, in any audit or other examination or administrative or court proceeding relating to federal Income Taxes for any Pre-Closing Taxable Year, provided that Parent shall keep Buyer reasonably informed on an ongoing basis with respect to issues affecting the Company and its Subsidiaries, and further provided that Parent shall not settle any Tax claim which may be subject to indemnification by Buyer hereunder, or which may increase the Tax Liabilities of Buyer and its Subsidiaries for any Post-Closing Taxable Year without the consent of Buyer (which shall not be unreasonably withheld). For purposes of this Section 8(b), Buyer's consent shall be considered to be unreasonably withheld unless, within forty-five (45) days after request by Parent, Buyer (i) provides Parent with the terms of an alternative proposed settlement of the issue that Parent seeks to settle and
(ii) delivers to Parent an opinion of a law firm agreed upon by Parent and Buyer stating that it is more likely than not that Buyer's alternative proposed settlement of such issue will be accepted in the audit or other examination or administrative or court proceeding in which Parent seeks to settle such issue.

               (c) Other Taxes. Parent shall have the sole right to represent the interests of

Company and its Subsidiaries and settle all issues, and to employ counsel of its choice at its expense, in any audit or administrative or court proceeding relating to Taxes other than federal Income Taxes for any Pre-Closing Taxable Year ending on or before December 31, 1996. Notwithstanding the foregoing and subject to Parent's rights set forth in the preceding sentence, Buyer shall be entitled, at its expense, to participate in the conduct of any Tax audit and any judicial or administrative proceeding relating to any Tax audit described in this Section 8(c); provided that Parent shall keep Buyer reasonably informed on an ongoing basis with respect to issues affecting the Company and its Subsidiaries, and further provided that Parent shall not settle any Tax claim which may be subject to indemnification by Buyer hereunder, or which may increase the Tax Liabilities of Buyer and its Subsidiaries for any Post-Closing Taxable Year without the consent of Buyer (which shall not be unreasonably withheld). For purposes of this Section 8(c), Buyer's consent shall be considered to be unreasonably withheld unless, within forty-five (45) days after request by Parent, Buyer (i) provides Parent with the terms of an alternative proposed settlement of the issue that Parent seeks to settle and (ii) delivers to Parent an opinion of a law firm agreed upon by Parent and Buyer stating that it is more likely than not that Buyer's alternative proposed settlement of such issue will be accepted in the audit or other examination or administrative or court proceeding in which Parent seeks to settle such issue.

               (d) Straddle Periods. All audits or administrative or court proceedings relating to any Straddle Period shall be controlled jointly by Parent and Buyer, each to employ counsel of its choice at its expense, provided, however, that settlement (at the administrative level or during the course of judicial proceedings) may only be entered into with the consents of both Parent and Buyer (which, in either case, shall not be unreasonably withheld). In the event of an issue arising pursuant to any contest referred to in this Sections 8(d), if Parent or Buyer proposes to settle on terms acceptable to a Taxing Authority, but the other party, Parent or Buyer as the case may be, disagrees with the proposed settlement, then the party proposing to settle may pay the other party its share of the amount of Taxes attributable to the settlement proposed and, in that event, the other party shall have sole responsibility for the settlement of such issue.

        9.     Cooperation, Record Retention, and Confidentiality.

               (a)    Cooperation.

                      (i) Buyer, Company and Subsidiaries to Cooperate. Upon Parent's request, Buyer shall promptly provide (and cause Company and its Subsidiaries, and the other members of the Buyer Group to promptly provide) Parent with such cooperation and assistance, documents and other information, without charge, as Seller may reasonably request in connection with (A) the preparation of any Tax Return or Information Return, (B) the conduct of any audit or other examination or any judicial or administrative or court proceeding referred to in Section 8 hereof relating to liability for, refunds of or adjustments with respect to (or any other matter relating to) Taxes or Tax Returns or Information Returns of the Xerox Group or any member of such Group, or (C) the verification of an amount payable or receivable hereunder.

                      (ii) Parent and Seller to Cooperate. Likewise, upon Buyer's request, Seller shall promptly provide (and cause its Subsidiaries to promptly provide) such cooperation and assistance, documents and other information referred to in the preceding sentence, as Buyer may reasonably request in the circumstances described in Section 9(a)(i) hereof.

                      (iii) Cooperation Defined. For purposes of this Agreement, cooperation and assistance shall include, without limitation: (A) providing all relevant information that is available to Buyer, Company and its Subsidiaries, as the case may be, with respect to any audit or proceeding referred to in Section 8(a) hereof; (B) executing and delivering any power of attorney necessary or other documents or instruments to carry out the intent of this Agreement; (C) promptly and timely filing appropriate claims for any refund; preparation of responses to requests for information within the time frame given by the Taxing Authority for responding to such requests for information, and (D) making available to any party, during normal business hours
(1) all books, records, returns of Company and its Subsidiaries, relevant extracts from revenue agent reports that are applicable to Company and its Subsidiaries, and (2) the services of officers and employees (without substantial interruption of employment), necessary or useful in connection with the matters referred to in this Section 9(a), provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of Buyer and Company and its Subsidiaries.

               (b)    Record Retention.

                      (i) Records to Be Retained; Time Periods. Parent, Seller, and Buyer shall each retain or cause to be retained all Tax Returns and Information Returns and all books, records, schedules, workpapers, and other documents relating thereto, including, without limitation, documents described in the Record Retention Agreement to which Company is a party (a copy of which is attached as Exhibit A), until the expiration of the later of (A) all applicable statutes of limitations (taking into account any waivers or extensions thereof), and (B) any retention period required by law or pursuant to any record retention agreement with any Taxing Authority.

                      (ii) Prior Notices Required. Parent and Buyer shall notify each other in writing of (A) any waivers, extension or expirations of applicable statutes of limitations as referred to in Section 9(b)(i) hereof, and
(B) of any intended destruction, at least thirty (30) days prior thereto, of any of the documents referred to in Section 9(b)(i) hereof. A party giving such a notice under this Section 9(b)(ii) shall nonetheless refrain from disposing of any of the materials referred to in Section 9(b)(i) hereof without first having offered to transfer possession thereof to the notified party.

               (c) Confidentiality. Except as required by law or with the prior express written consent of all other parties to this Agreement, all Tax Returns and Information Returns, documents, schedules, workpapers and other documents relating thereto, as well as all information contained therein, shall be kept confidential to the parties to this Agreement and their officers, employees, agents and representatives, shall not be disclosed to any other Person, and shall be used only for the purposes provided herein.

        10. Subsequent Transferees. Except as provided in this Section 10, Buyer shall not sell, transfer, assign, or otherwise dispose of, whether directly or indirectly, either the stock of Company and/or its Subsidiaries or substantially all of Buyer's assets, or both, and Buyer shall prevent Company and its Subsidiaries (determined as of the Closing Date) from selling, transferring, assigning, or otherwise disposing of all or substantially all of their assets, unless the purchaser, transferee, or assignee thereof expressly assumes all of the obligations of the transferor under this Agreement or unless prior to any such transfer, the transferor has made such other provisions for the satisfaction of its obligations under this Agreement as shall be agreed to by the other parties to this Agreement in their reasonable discretion. Provided that the terms of this Section 10 are complied with, any transferee of all or substantially all of the stock of Company shall succeed to its transferor's rights under this Agreement.

        11.    Miscellaneous.

               (a) Effectiveness. This Agreement shall be effective from and after the date hereof, provided, however, that this Agreement shall terminate immediately upon a termination of the Purchase Agreement in accordance with its terms and thereafter this Agreement shall be of no further force and effect.

               (b) Entire Agreement. This Agreement and the Purchase Agreement contain the entire agreement among the parties hereto with respect to the subject matter hereof.

               (c) Binding Effect; No Third Party Beneficiary. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and permitted assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the Parent, Seller, Company, or the Buyer any rights or remedies or by reason of this Agreement or any transaction contemplated hereby.

               (d) Termination of Prior Agreements. With respect to Company and its Subsidiaries, this Agreement terminates, as of the Closing Date, any and all other agreements with respect to Taxes (other than the Purchase Agreement) to which Company or any of its Subsidiaries, on the one hand, and Seller or any of its Subsidiaries (other than Company and its Subsidiaries), on the other hand, are or were parties at any time at or before the Closing Date.

This Agreement also extinguishes, as of the Closing Date, any and all intercompany liabilities with respect to Taxes between Company or any of its Subsidiaries, on the one hand, and Seller or any of its Subsidiaries (other than Company and its Subsidiaries), on the other hand, that exist on the Closing Date. Subject to the provisions of Section 3(b) hereof, the parties to this Agreement intend (i) that there not be any payments by Parent or Seller to Company or any of its Subsidiaries or by Company or any of its Subsidiaries to Parent, Seller, or any of their Subsidiaries after the date of this Agreement under any existing agreement with respect to Taxes (other than the Purchase Agreement) and (ii) that payments with respect to Taxes on and after the date of this Agreement be made only pursuant to this Agreement.

               (e) No Double Recovery. Should it be necessary, equitable adjustments will be made to prevent duplicate recovery for indemnification with respect to the same item.

               (f) Section 338(h)(10) Election. The parties hereto shall not make a joint election under Section 338(h)(10) of the Code unless Buyer and Seller agree otherwise.

               (g) Guarantee of Performance. Parent hereby guarantees the complete and prompt performance by the members of the Xerox Affiliated Group and Buyer Parent, Buyer, and Company hereby guarantee the complete and prompt performance by members of the Buyer Group, of all of their respective obligations and undertakings pursuant to this Agreement.

               (h) Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable, the enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

               (i) Indulgences, etc. Neither the failure nor any delay on the part of any party hereto to exercise any right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other further exercise of the same or any other right, nor shall any waiver of any right with respect to any occurrence be construed as a waiver of such right with respect to any other occurrence.

               (j) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, EXCEPT WITH RESPECT TO MATTERS OF LAW CONCERNING THE INTERNAL CORPORATE AFFAIRS OF ANY CORPORATE ENTITY WHICH IS A PARTY TO OR SUBJECT OF THIS AGREEMENT, AND AS TO THOSE MATTERS THE LAW OF THE JURISDICTION UNDER WHICH THE RESPECTIVE ENTITY DERIVES ITS POWERS SHALL GOVERN.

               (k)   Notices.   All   notices,   requests,   demands  and  other
communications
 required or permitted under this Agreement shall be made to:

                      To Parent:

                      Xerox Financial Services, Inc.
                      100 First Stamford Place
                      Stamford, Connecticut 06904
                      Facsimile:  (203) 325-6729
                      Attn:  Mark Sheivachman
                      Vice President, Taxes

                      To Seller:

                      Talegen Holdings, Inc.
                      1011 Western Avenue
                      Suite 1000
                      Seattle, Washington 98104
                      Facsimile:  (206) 654-2631
                      Attn:  Richard N. Frasch, Esq.
                      General Counsel

                      With copies to:

                      LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                      1875 Connecticut Avenue, N.W.
                      Washington, D.C. 20009-5728
                      Facsimile:  (202) 986-8102
                      Attn:  George R. Abramowitz

                      To Buyer:

                      Fremont General Corporation
                      2020 Santa Monica Boulevard
                      Santa Monica, CA 90404
                      Facsimile:  (310) 315-3998
                      Attn:  William Hillstrom
                      Director of Taxes

with a copy to the appropriate persons designated in Section 10.5 of the Purchase Agreement for receiving notice on behalf of Parent and Seller and Buyer, respectively.

               (l) Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed and delivered by duly authorized officers of Buyer and Parent, or, in the case of waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any covenant contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

               (m) Survival of Obligations. The agreements, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by the Purchase Agreement, and shall expire only when claims arising therefrom are barred by all applicable statutes of limitation (as may be extended from time to time).

               (n) Variations in Number and Gender. All terms used in this Agreement, and any variations of such terms, refer to the masculine, feminine or neuter, singular or plural, as the context may require.

               (o) Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all of such counterparts shall together constitute one and the same instrument.

               (p) Headings. The Section and paragraph captions herein are for convenience or reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

        Xerox Financial Services, Inc.



        By:___________________________


        Talegen Holdings, Inc.



        By:___________________________


        Industrial Indemnity Holdings, Inc.



        By:___________________________


        Fremont General Corporation



        By:___________________________


        Fremont Indemnity Company



        By:___________________________

                                    Exhibit A

                           RECORD RETENTION AGREEMENT

                                  Schedule 2(a)

                   INTERPOLATION METHODOLOGY PURSUANT TO SECTION 2(a)(1)(B)

For purposes of this Agreement, any discounting of unpaid losses (within the meaning of Section 846 of the Code) and of salvage and subrogation required for the Stub Period shall be done in accordance with the following interpolation method:

        The discount factor for AY + 0 shall be determined (with reference to the development of losses for the portion of 1996 up to and including the Closing Date) by adding to the industry discount factor (published by the IRS for 1996) for AY + 0, a percentage of the excess (whether positive or negative) of the industry factor for AY + 0 over the industry factor for AY + 1 equal to the number of full months in 1996 following the Closing Date divided by 12, provided that the resulting discount factor shall not be greater than one nor less than zero.

        The discount factor for AY + 1 shall be determined by subtracting from the industry discount factor for AY + 0, a percentage of the excess (whether positive or negative) of the industry factor for AY + 0 over the industry factor AY + 1 equal to 1 minus the percentage determined pursuant to the preceding sentence.

        Similar interpolative adjustments should be made for AY + 2, AY + 3, and each succeeding accident year, in turn, with the resulting factors applied to unpaid losses reflected in the books and records of the Company for each accident year.

It is understood and agreed that the source of the above method of computing discount factors for unpaid losses is the letter submitted by the American Insurance Association on April 24, 1989 to the Internal Revenue Service, and that the method of computing part year discount factors for unpaid losses reflected in that letter is intended to be applied for purposes of this Agreement.

                                  Schedule 5(f)

                1990 through 1994 Uncollectible Reinsurance (Income) Deductions

                                 1990               $4,690,323
                                 1991                 (297,973)
                                 1992                8,057,076
                                 1993               (4,410,816)
                                 1994                2,412,334
                                                    ----------

                                 Total             $10,450,944